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                                                                    Exhibit 21.1

                            QUESTRON TECHNOLOGY, INC.
                  EXHIBIT 21.1 - SUBSIDIARIES OF THE REGISTRANT
                                AT MARCH 31, 2000


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                           Name of Subsidiary                                 Date of                      State of
                                                                           Incorporation                Incorporation
        ---------------------------------------------------------    --------------------------    -------------------------
        Questron Distribution Logistics, Inc., formerly
           Quest Electronic Hardware, Inc.                               October 12, 1994            Delaware

        Questnet Components, Inc.                                        February 13, 1996           Delaware

        CompWare, Inc. d/b/a Webb Distribution                           November 21, 1994           Delaware

        Power Components, Inc.                                           July 17, 1997               Pennsylvania

        Integrated Material Systems, Inc.                                January 14, 1997            Arizona

        California Fasteners, Inc.                                       August 17, 1973             California

        Fas-Tronics, Inc.                                                February 12, 1985           Texas

        Fortune Industries, Inc.                                         March 10, 1964              Texas

        Capital Fasteners, Inc.                                          May 29, 1985                North Carolina

        Action Threaded Products, Inc.                                   July 12, 1971               Illinois

        B&G Supply Company, Inc.                                         October 5, 1989             Texas

        RSD Sales Company, Inc.                                          January 1, 1990             New York

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